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INVESTOR CONTACT: Ellen Batkie   (800) 262-6301
MEDIA CONTACT:    William Dupuy  (216) 566-5311


           CHARTER ONE RESCINDS STOCK REPURCHASE PROGRAM
                  IN CONJUNCTION WITH RCSB MERGER
           ---------------------------------------------


CLEVELAND, Ohio, August 8, 1997 -- Charter One Financial, Inc. (NASDAQ:COFI) announced today that, in conjunction with its pending merger with RCSB Financial, Inc. (NASDAQ:RCSB) which will be treated as a pooling of interests for accounting purposes, it has formally rescinded its stock repurchase program. Charter One had 865,458 shares remaining unpurchased in its current 5% stock repurchase program, authorized by Charter One's board of directors in May 1996. Charter one currently has 46.3 million shares outstanding.

RCSB is a $4 billion savings bank holding company headquartered in Rochester, New York. In addition to the merger with RCSB, Charter One has a merger pending with Haverfield Corporation (NASDAQ:HVFD), a $346 million savings bank holding company headquartered in Cleveland.

Charter One's principal subsidiary, Charter One Bank, has approximately $14.6 billion in total assets and is one of the largest thrifts in the country. Charter One has 175 branch locations: 95 branches in Ohio operating under the name Charter One Bank and 80 branches in Michigan operating under the name First Federal of Michigan. RCSB is the holding company of Rochester Community Savings Bank which operates through 38 branches in Rochester and Buffalo, New York. Haverfield's principal subsidiary, Home Bank F.S.B., operates out of 10 branches in the Cleveland area.